As filed with the Securities and Exchange Commission on July 15, 2024

Registration Nos. 333-225720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (Registration No. 333-225720)

UNDER

THE SECURITIES ACT OF 1933

CAMBRIDGE BANCORP

(Exact name of registrant as specified in its charter)

Massachusetts	04-2777442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1336 Massachusetts Avenue

Cambridge, MA 02138

(617) 876-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CAMBRIDGE BANCORP 2017 EQUITY AND CASH INVENTIVE PLAN

CAMBRIDGE BANCORP AMENDED 1993 STOCK OPTION PLAN

(Full title of the plans)

Kathleen C. Henry, Esq.

c/o Eastern Bankshares, Inc.

125 High Street, Suite 901

Boston, Massachusetts

(617) 897-1100

(Name, address and telephone number of agent for service)

Copies to:

Michael K. Krebs, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, Massachusetts 02110

(617) 439-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No.  1 to the Registration Statement on Form S-8 filed on June 19, 2018 (File No. 333-225720) and is being filed for the sole purpose of removing from registration any unsold shares of the Registrant’s common stock that may have been issuable pursuant to the Cambridge Bancorp 2017 Equity and Cash Incentive Plan (the “2017 Plan”) and the Cambridge Bancorp Amended 1993 Stock Option Plan (the “1993 Plan”).

On July 12, 2024, pursuant to the Agreement and Plan of Merger, dated as of September 19, 2023, by and among the Registrant, Cambridge Trust Company, Eastern Bankshares, Inc., Eastern Bank and Citadel MS 2023, Inc. (“Merger Sub”), the Registrant merged with and into Merger Sub, with the Registrant as the surviving entity (the “Merger”). As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the 2017 Plan and the 1993 Plan, and no shares of the Registrant’s common stock are reserved for future issuance under the 2017 Plan or the 1993 Plan.

In accordance with the undertakings made by the Registrant in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 2017 Plan and the 1993 Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eastern Bankshares, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on this 15th day of July 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

EASTERN BANKSHARES, INC. (as successor to Cambridge Bancorp)

By:	/s/ James B. Fitzgerald
Name: James B. Fitzgerald
Title: Chief Financial Officer

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